Exhibit 11.1

CODE OF ETHICS AND CONDUCT

EMBRAER

Contents

1. Introduction	2

2. Values and Pillars of Embraer Culture	2

2.1. Ethics and integrity are in everything we do	2

2.1.1. Embraer’s Ethics and Compliance Program	2

2.1.2. Compliance with laws, standards, and regulations	3

2.1.3. Relationship with business partners and third parties	3

2.2. Our People are what make us fly	4

2.2.1. Adopting the principles of the UN Global Compact	4

2.2.2. Workplace Environments	4

2.2.3. Encouraging diversity, equity, and inclusion	5

2.3. We are here to serve our customers	5

2.4. We strive for Company excellence	5

2.4.1. Company assets, resources and information	5

2.5. Boldness and innovation are our brand	6

2.6. Global performance is our frontier	6

2.7. We build a sustainable future	6

2.7.1. Relationships with the community and the environment	7

3. Monitoring of Compliance with Embraer’s Code of Ethics and Conduct	7

4. Glossary	9

Approved on Board of Directors meeting as of December 8, 2023

1. Introduction

Embraer’s (“Company”) Code of Ethics and Conduct (“Code”) reflects our commitment to achieving our business objectives in an ethical and transparent manner, developing internal and external relationships that are based on integrity, respect for diversity, preservation of the environment, and contributing to the well-being of the communities in which we operate.

This Code is based on Embraer’s Corporate Values, the Embraer’s Cultural Pillars, and best practices for corporate governance and accounting. The fundamental premise behind our organization involves compliance with laws and regulations applicable to the Company’s operations, which must be adhered to by all members of the Company.

Embraer’s consistent reputation and credibility are built by our people through their day-to-day acts and behaviors.

All employees and contractors must comply with the principles set forth in this Code. Business in which Embraer has majority control must adopt the principles of this Code and those in which Embraer has minority control must be encouraged to do so.

We appreciate the dedication and level of commitment our people demonstrate in developing a complete understanding of and complying with this Code, as well as in protecting the integrity of the Company.

2. Values and Pillars of Embraer Culture

Our values unite us and shape our attitudes, enhancing results and ensuring the longevity of our Company.

While our values are our essence, our cultural pillars shine light on the path we need to take to continuously develop and achieve growth as a Company.

Each of these pillars offers guidance in how to best act on a daily basis.

2.1. Ethics and integrity are in everything we do

From the simplest activity to the greatest achievements, we follow rules and question things whenever necessary, consistently seeking out what is right and best for society, the Company, and our people; taking action to ensure that we are all able to speak and listen with openness and honesty.

2.1.1. Embraer’s Ethics and Compliance Program

Embraer seeks to guarantee the highest level of ethics and integrity in its activities. Embraer has established an Ethics and Compliance Program based on fundamental elements like the maintenance of an organizational structure that is able to demonstrate accountability through leadership, consistent risk management, implementation of appropriate internal control policies, procedures and standards, training and communication, as well as auditing and reporting channels used to monitor, assess, and investigate potential misconduct or established procedures, promoting a culture of ethics and integrity across all Embraer business units.

Approved on Board of Directors meeting as of December 8, 2023

More information:

Embraer’s Global Anti-Corruption Policy

Business Risk Management Policy

2.1.2. Compliance with laws, standards, and regulations

Embraer is firmly committed to complying with all laws, standards, and regulations applicable to its activities, including anti-corruption laws, requirements established under legislation for the prevention of money laundering and the financing of terrorism, foreign trade laws and regulations related to import and export processes for products, services, technology, information and financial operations, observing all applicable restrictions, economic sanctions and trade embargoes, as well as antitrust laws and regulations in place in all countries in which it does business.

More information:

Embraer’s Global Anti-Corruption Policy

Policy for the Prevention of Money Laundering and Financing of Terrorism

Export Control Policy

2.1.3. Relationship with business partners and third parties

Conflicts of interest

A conflict of interest occurs whenever other interests take precedence over Embraer’s own interests in some manner, for individual benefit or that of third parties. Situations that may create, or appear to create, a conflict between personal interests and those of the Company must be avoided.

More information:

Policy for Related Party Transactions and Conflicts of Interest

Gifts and hospitality

Gifts, meals, entertainment, travel benefits or any Item of Value to public officials, government entities, private individuals, or legal entities must be offered in adherence to guidelines and limits stipulated by Embraer and never designed to influence decisions or obtain undue advantages.

Donations and sponsorships

As part of efforts related to corporate responsibility, Embraer may donate products or financial resources and carry out sponsorships in accordance with stipulated guidelines and limits.

Political contributions

Embraer does not participate in political campaigns nor make contributions to political parties or candidates for political office. The Company and members of its Executive Board or the Board of Directors are therefore prohibited from carrying out donations or contributions of this nature.

Approved on Board of Directors meeting as of December 8, 2023

Improper or illegal payments

Embraer employees are prohibited from authorizing or making any improper or illegal payments, whether directly or indirectly, in order to obtain business advantages. The hiring of persons to represent or act on Embraer’s behalf must observe the guidelines and procedures established by the Company for selection, due diligence, risk analysis, necessary internal approvals, and monitoring of activities.

Integrity in purchasing and selling processes

At Embraer, purchasing processes are based on integrity and equality of competition in order to guarantee the highest possible level quality and cost-benefit during the supply of materials and services. Any form of corruption in such processes is not tolerated. Suppliers are expected to commit themselves to adhering to Embraer’s policies and procedures, including this Code.

In a similar manner, during sales processes, including those involving government entities, Embraer observes all applicable laws, standards, and procedures, acting with the highest level of integrity, ethics and transparency.

Privacy

When working with people, Embraer may receive, send or manage private information for legitimate business purposes. Within this context, the Company observes contractual commitments and the laws and regulations in the countries in which it operates with regards to the protection and confidentiality of such information.

For More information:

Personal Data Protection Policy

Personal Data Retention and Disposal Policy

Embraer’s Global Anti-Corruption Policy

2.2. Our People are what make us fly

Happy, competent, and accomplished people that feel valued and respected and are committed to what they do, take ownership of the Company’s results. People who work as a team and act with integrity, coherence, respect and mutual trust. For these purposes, we offer a fair and equitable workplace environment in which value is placed on diversity. When we truly collaborate we are able to build a sense of community and belonging. We must therefore encourage recognition among everyone, to activate the potential inside each one of us and evoke a sense of pride.

One Embraer. One Team

2.2.1. Adopting the principles of the UN Global Compact

Since 2008, Embraer has systematically integrated the principles set forth in the UN Global Compact regarding the Protection of Human Rights and Fundamental Rights at Work into each of its processes.

For More information:

https://www.pactoglobal.org.br/

2.2.2. Workplace Environments

Embraer does not tolerate any form of forced, compulsory, or child labor, nor discrimination of any kind, workplace harassment, including sexual harassment, sexual abuse, protectionism, conflicts of interest, or any disrespectful or abusive behavior that contributes to fostering a hostile work environment in any way.

Approved on Board of Directors meeting as of December 8, 2023

At Embraer, people are treated with respect and dignity and given opportunities for professional growth.

Embraer promotes a safe and healthy work environment and adopts measures necessary to protect its employees from the risks inherent to the workplace. At Embraer, it is recommended that all persons report any concerns involving safety rules and report violations of such rules or corresponding incidents.

For More information:

Environment, Safety and Health at Work Policy

Helpline Policy – Reporting Channel

2.2.3. Encouraging diversity, equity, and inclusion

Embraer recognizes existing challenges related to expanding the representativeness of minority groups and is committed to fostering a more diverse and inclusive work environment. Embraer seeks to stimulate the same attitude among suppliers, business partners, and customers, always respecting specific cultural and regional characteristics in the areas in which it operates.

Hiring at Embraer is based on individual qualifications directly related to the Company’s professional skills and objectives, and the respective job vacancy. Discrimination of any kind is prohibited. We also make all reasonable accommodations to protect the rights of persons with disabilities.

2.3. We are here to serve our customers

We seek to foster loyalty among customers through their complete satisfaction and the development of strong and long-lasting relationships. We establish partnerships that are based on real commitments and flexibility.

We are Passion to Making a Difference.

Address Complexity with Simplicity.

2.4. We strive for Company excellence

We take action that is oriented towards security, simplicity, agility, and flexibility, consistently seeking out continuous improvement and excellence. Embraer’s entrepreneurial spirit is based on integrated planning, the responsible delegation of duties, and discipline in execution.

2.4.1. Company assets, resources and information

Embraer’s assets, resources, and information must be protected, used for the Company’s benefit, and never for personal interests or gain. The disclosure of the Company and third parties, including customer’s and supplier’s information that is not publicly available must be prohibited. Information of any nature must be previously classified, in accordance with the pre-determined criteria established by the company.

Approved on Board of Directors meeting as of December 8, 2023

Internet, email and social media

Internet and email platforms are made available by Embraer for workplace communication. Computers and servers, including emails sent or received, are the property of Embraer. Social media on behalf of Embraer may only be used to publish information regarding Embraer in accordance with internal guidelines and procedures.

Accounting books and records

Embraer seeks to adhere to all laws and accounting standards applicable to its ledgers, accounting records and financial statements, undertaking to record all financial transactions with accuracy and reliability.

Disclosure of information and securities trading

Embraer’s People must act in accordance with the principles of transparency and truthfulness in order to ensure shareholders, investors, government bodies, and members of the general public receive the information necessary for making decisions. Additionally, they must observe established rules and procedures when trading securities issued by the Company.

For More information:

Policy for Trading Company-Issued Securities and the Disclosure of Material Information and Preservation of Confidentiality

2.5. Boldness and innovation are our brand

We continuously seek to establish a technological vanguard; we are an organization that is continuously learning and has a unique capacity for innovation, the transformation of internal realities, and influence on the markets in which we operate.

We maintain a strategic vision and have the ability to overcome challenges through a high level of creativity and courage.

2.6. Global performance is our frontier

Embraer thinks and maintains a presence on a global while acting locally. Global presence and mindset, acting locally to leverage competitiveness, using the best of each location. We see these characteristics as levers towards competitiveness, using the best available tools in each area, through the vision of a world without borders, and valuing the plurality of cultures and people.

2.7. We build a sustainable future

We consistently seek to establish foundations for the Company’s longevity, offering profitability to shareholders, respect for quality of life, the environment, and society as a whole.

Approved on Board of Directors meeting as of December 8, 2023

Embraer recognizes the importance of environmental responsibility and considering its activities and potential impacts on its value chain, adopts the principles of the UN Global Compact in ensuring environment protections are in place throughout all processes, as well as seeking to contribute to achieving the Sustainable Development Goals.

For More information:

https://www.pactoglobal.org.br/

2.7.1. Relationships with the community and the environment

As part of its sustainability process, Embraer makes every effort to positively impact the communities in which it maintains a presence, through educational, social, cultural, and environmental projects that encourage and place value in diversity and inclusion.

Embraer is conscious of the environmental challenges in its industry and is committed to adopting continuous improvement processes, and investing in new technologies that reduce potential impacts on the environment, and requiring the same commitment from its suppliers, providers and business partners.

For More information:

Environment, Safety and Health at Work Policy

3. Code Supervision

The Board of Directors, through its Audit, Risks and Ethics Committee, is responsible for supervising the Executive Board in applying this Code, which Embraer’s Compliance department is responsible for communicating and implementing.

Reporting violations

All Embraer stakeholders, including, but not limited to, the Company’s people and shareholders, must report any concerns regarding potential violations of the principles and values described in this Code.

Embraer makes a variety of channels available for reporting concerns or violations of this Code.

Any individual may report a concern or violation through the Helpline, a confidential channel that allows anyone to report or seek out support for concerns involving ethical conduct and potential violations of Embraer’s policies and procedures, this Code, or any laws or regulations.

The Helpline is used to receive complaints and ensures that the identity of whistleblowers remains confidential and anonymous, as permitted by the applicable local law.

The Helpline is also monitored and presents data/statistics and information regarding progress made in addressing complaints to the Audit, Risks and Ethics Committee.

Embraer does not tolerate any form of retaliation against any person who, in good faith, reports concerns through the channels made available by the Company. Additionally, all reported issues, concerns or violations directed towards the Helpline channel will be processed in a confidential manner while maintaining the anonymity of whistleblowers, as permitted by the applicable local law.

Approved on Board of Directors meeting as of December 8, 2023

In addition to its Helpline, Embraer makes the following channels available for reporting concerns or violations of this Code:

•	Leaders or managers, in cases involving employees;

•	The Compliance department or the designated Compliance representative throughout various areas of the Company;

•	Internal Audit;

•	The Human Resources department; or

•	The Legal department.

For More information:

Embraer´s Global Anti-Corruption Policy

Helpline Policy – Reporting Channel

Violations of this Code

In accordance with applicable laws and the severity of the violation in question, individuals are subject to the following educational or disciplinary measures in cases involving a violation of the principles and values established under this Code:

•	Training
•	Warnings
•	Suspension
•	Termination of employment contract
•	Other necessary measures

How can I report a concern?

By phone:

Brazil: 0800-721-5968

Portugal: 800-180-118

China: 400-120-4946

Singapore: 800-492-2715

United States: 1-877-900-8779

France: 0805-080608

The Netherlands: 0-800-022-7230

Via the Internet

This channel should only be used to report concerns related to ethical conduct and compliance with Embraer’s internal laws, regulations, policies,and procedures.

https://canalconfidencial.com.br/embraerhelpline/

If additional information is required, please contact Embraer’s Compliance department at:

compliance@embraer.com.br

OBS: The laws in place in certain countries do not allow for anonymous reporting, a situation of which Embraer will inform anonymous whistleblowers.

Approved on Board of Directors meeting as of December 8, 2023

4. Glossary

Government Authority

Any administrator or employee, whether appointed or elected, that is part of a municipal, state, regional, federal or multinational government, or any government department, body, or ministry;

Any manager or employee of a public international organization such as the United Nations or World Bank;

Any natural person maintaining a position of authority for, or on behalf of, a regulatory agency, department, public prosecutor’s office or public international organization;

A political party, official from a political party, or any candidate for political office;

Any manager or employee from a government-owned or government controlled company, as well as utility companies (such as ports and airports, electricity distributors, power generating entities, water and sewage companies or power plants); or

Any member of the royal family (note that such persons may not have formal authority, but may in another manner exert influence in favor of Embraer’s business interests, either due to the fact that they hold partial ownership of public or government-controlled companies, or since they manage them in some manner).

Embraer´s People

All persons, administrators, corporate officers, and employees at Embraer, its business units and companies that are part of the Embraer group, as well as suppliers, business partners and third parties representing the Company.

Anti-corruption Laws

Established anti-corruption laws are considered to include, without limitation, the Brazilian Clean Companies Act or Anti-Corruption Act No. 12.846/2013, the U.K. Bribery Act and the U.S. Foreign Corrupt Practices Act (FCPA).

Item of Value

This term is broad in scope and may include any item of monetary value, including, without limitation, the following:

Cash or cash equivalent (including gift cards);

Benefits and favors (such as special access to any government body);

Provision of services that would otherwise have to be paid for or purchased;

Medical, education or living expenses;

Employment or consulting opportunities;

Charitable donations;

Political contributions;

Contracts or other business opportunities granted to a company over which a Public Official has ownership or maintains some form of legal right;

Gifts; or

Expenses related to travel, meals, accommodation, shopping or entertainment.

Approved on Board of Directors meeting as of December 8, 2023